Exhibit 10.4

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of April 21, 2022

Principal Amount: $1,000,000

East Stone Acquisition Corporation, a British Virgin Islands business company and blank check company (the “Maker”), promises to pay to the order of ICONIQ Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability, or its permitted assigns or successors in interest (the “Payee” or “Lender”), the principal sum of ONE MILLION U.S. Dollars ($1,000,000) or such lower amount as defined under Section 2 hereof, with no interest bearing, in lawful money of the United States of America, on the terms and conditions described below.

1. Lending. This Note shall be issued to the Lender and exercised in two tranches, provided in each case that the Maker has notified the Lender in writing of its designated bank account details in advance no less than three (3) business days prior to the funding date:

(a) First Tranche. THREE HUNDRED THOUSAND US DOLLARS ($300,000) shall be paid to the bank account designated by and opened in the name of the Maker within five (5) calendar days after the entry by the Lender and the Maker into this Note.

(b) Second Tranche. Up to SEVEN HUNDRED THOUSAND US DOLLARS ($700,000) shall be directly disbursed in one or more payments to independent and reputable third-party service providers engaged by the Maker solely in relation to the consummation of the contemplated business combination between the Maker and the Payee (“Business Combination”); provided that before each disbursement, the Maker shall furnish an official payment request in writing to the Lender setting out in reasonable detail the services that have been provided by the third-party provider (which services shall comply with the foregoing sentence of this Section 1(c)), the amount due to the third-party provider that corresponds to such services, and the due date for payment, attached with the photocopy of invoices issued by such third-party providers for the Lender to review; provided further that the date of each official payment request shall be no later than ten (10) business days prior to the due date for payment set forth therein. The Lender shall make such payments within ten (10) business days after receiving the payment request but shall only be required to do so and in such amounts with respect to which a payment request in compliance with the foregoing proviso reasonably satisfactory to it has been provided to it; provided that, for the avoidance of doubt, the aggregate amount to be made by the Lender under this Section 1(c) shall not exceed US$700,000.

2. Principal. The aggregate amount paid to the Maker’s designated bank account or to third-party service providers under Section 1 of this Note from time to time shall be referred to as the “Principal”. The Principal shall only be used solely for the purpose of paying for services provided by independent and reputable third-party service providers to the Maker following the execution of the non-binding term sheet on March 15, 2022 by the Maker and the Payer which set out the key terms of the Business Combination and directly in relation to maintaining the Maker as a public company and the consummation of the Business Combination.

3. Payment; Maturity Date.

(a) Subject to Section 5 hereunder, the outstanding Principal shall be due and payable by the Maker promptly on the date which is the earliest of (such date, the “Maturity Date”): (a) one year anniversary of the date of disbursing the first tranche under Section 1(a) hereof; (b) subject to Section 3(c) hereof, the date of closing a business combination by ESSC (whether in the same or similar nature as the Business Combination or otherwise) with any other party; (c) the date of closing the Business Combination; (d) the date of the occurrence of an Event of Default (defined under Section 4) and (e) in accordance with Section 10.3(b) of the business combination agreement entered into by the parties and such other parties thereof concerning the Business Combination on April 15, 2022 (the “Business Combination Agreement”).

(b) Subject to Section 12 hereunder and the terms of the Business Combination Agreement, the outstanding Principal shall be paid (i) in lawful money of the United States of America to be made by wire transfer of immediately available funds by the Maker (or its successor) to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note, or (ii) alternatively, only if so elected by the Payee, such number of newly issued, fully paid and non-assessable ordinary shares of the Maker (or its successor) equal to (x) the outstanding Principal elected by the Payee to be paid with shares divided by (y) $10.26, or, if lower, the cash-in-trust value per ordinary share.

(c) Subject to the terms of the Business Combination Agreement, before the full payment of the outstanding Principal in accordance with this Section 3, the Maker shall not enter into any other business combination (whether in the same or similar nature as the Business Combination or otherwise) with any other party unless such other party (or the surviving company of such other business combination) assumes all of the obligations of the Maker hereunder in writing and fully repays the outstanding Principal prior to the closing of such business combination.

4. Events of Default.  The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay the Principal amount or any portion thereof when due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Sections 4(a) and 4(d) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid Principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid Principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

6. Waivers. The Maker and all endorsers and guarantors (if any) of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

7. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

8. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (a) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (b) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (c) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

9. Construction. This Note shall be construed and enforced in accordance with the laws of the republic of the British Virgin Islands, without regard to conflict of law provisions thereof.

10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Note, shall be referred to and finally resolved in Hong Kong by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind as a result of or arising out of this Note (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in which the proceeds of the initial public offering (“the “IPO”) conducted by the Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the units issued in a private placement that occurred prior to the closing of the IPO were deposited, as described in greater detail in the Maker’s Registration Statements on Form S-1 (333-235949 and 333-236527) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The provisions of this Section 12 shall be in addition to, and not in limitation of, any releases of Claims against the Trust Account which may be provided by the Payee pursuant to any other written definitive agreement among the Payee and the Maker.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by the Maker (by operation of law or otherwise) without the prior written consent of the Payee and any attempted assignment without the required consent shall be void.

15. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Note were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Note or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

16. Effective Date. Upon the date first written above, this Note shall become effective and the promissory note entered between the parties on March 16, 2022 shall be deemed null and void in all respects.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Maker and the Lender intending to be legally bound hereby, have caused this Note to be duly executed by the undersigned as of the day and year first above written.

Lender: ICONIQ Holding Limited		Maker: East Stone Acquisition Corporation

By:	/s/ Nan Wu	By:	/s/ Xiaoma (Sherman) Lu
Name:	Nan Wu		Name:	Xiaoma (Sherman) Lu
Title:	Director		Title:	Chief Executive Officer

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